Exhibit 99.1

WHITING USA TRUST II

The Bank of New York Mellon Trust Company, N.A., as Trustee

News Release	FOR IMMEDIATE RELEASE

WHITING USA TRUST II ANNOUNCES RECEIPT OF NOTICE FROM NYSE

REGARDING CONTINUED LISTING STANDARDS; EXPECTS DELISTING

Austin, Texas, January 6, 2016 – Whiting USA Trust II (NYSE Symbol – WHZ) today announced that it received notice on January 4, 2016 from the New York Stock Exchange (the “NYSE”) that it does not satisfy the NYSE’s continued listing standards, which requires that the average closing price of the Trust units cannot be less than $1.00 per unit over a period of 30 consecutive trading days. Under the NYSE delisting procedures, the Trust has the right to certain cure periods if it can demonstrate its intent to cure the deficiency. In order to save the Trust administrative costs, including potential significant expenses associated with reverse split votes or other actions intended to remedy the deficiency and ongoing NYSE listing fees, the Trust does not intend to cure the deficiency. Consequently, the Trust expects that the Trust units will be delisted from the NYSE and transition to OTC Pink, which is operated by OTC Markets Group. There is no assurance that an active market in the Trust units will develop on OTC Pink.

This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. Whether and when the Trust units will be delisted and whether a market in the Trust units develops is affected by factors outside of the control of the Trust or Whiting, including actions of the NYSE and market participants, among others. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust II
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
http://WhitingWHZ.investorhq.businesswire.com/